RIDER SPECIFICATIONS

Index-Linked Annuity Payment Option Rider

Contract Number:
[0123456]

Rider Date:
[August 1, 2026]

Owner(s):
[Abraham Lincoln]

Annuitant:
[Abraham Lincoln]
Annuitant's Age:
[50]
Secondary Life:
[Mary Lincoln]
Secondary Life's Age:
[50]

Initial Access Period:
[15] Years

Initial Payment Mode:
[Monthly]

Initial Periodic Income Payment:
[$411.26]

Annual Rider Charge Rate:
[0.40%]

Assumed Investment Return:
[3.00%]

Annuity Mortality Table:
[2012 Individual Mortality Table, modified]

Rider Termination Period:	[5th] Rider Date Anniversary

Age Adjustment Table
Year of Birth	Adjustment to Age	Year of Birth	Adjustment to Age
[Before 1960	0	2010-2019	-6
1960-1969	-1	2020-2029	-7
1970-1979	-2	2030-2039	-8
1980-1989 1990-1999 2000-2009	-3 -4 -5	2040-2049 2050-2059	-9 -10]

26S-782Q
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